Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA INC. TO COMPLETE STRATEGIC SALE OF ITS FIBER AND STARCH BUSINESS

TORONTO, December 15, 2014 – SunOpta Inc. (Nasdaq:STKL) (TSX:SOY), a leading global company focused on natural and organic foods, announced it has signed a definitive agreement to sell its fiber and starch business to J. Rettenmaier & Söhne Group (JRS) for $37.5 million, subject to certain post-closing adjustments.

“The sale of our fiber and starch business aligns with our stated strategies and enhances our focus on the faster growing areas of our business that fit our vertically integrated business model, leveraging our global sourcing and supply capabilities. Our unique global sourcing capabilities and our vertically integrated, or two-touch product strategy, is designed to deliver a higher value add to our customers, and lead to improved margins,” said Steve Bromley, Chief Executive Officer at SunOpta. “While the fiber and starch business offered limited synergies with our core business, we believe that JRS is well positioned when it comes to fiber and customized ingredients and will be able to scale the business, which should serve the industry well and be positive for our transitioning employees.”

“With this acquisition in the field of our core business we further strengthen our position in the natural fiber market by adding new products as well as a product development pipeline to our portfolio. We expect synergies and productivity gains not only in production but in most other areas. All this should result in an even better service to our customers,” said Josef Otto Rettenmaier, Chief Executive Officer at JRS.

SunOpta’s fiber and starch business includes five facilities located in Louisville, KY, Cedar Rapids, IA, Cambridge, MN, Fosston, MN, Galesburg, IL, all of which will now be part of the JRS portfolio of food operations. The fiber and starch business accounted for approximately 4 percent of SunOpta Foods’ total revenues in fiscal 2013 and during the first three quarters of 2014. SunOpta will continue to operate both its integrated grain and fruit based ingredient platforms which were not part of the sale and currently form the remainder of the Value-Added Ingredient segment.

SunOpta will use the proceeds from the sale to make strategic investments that enhance its core vertically intregrated product portfolio and provide greater growth and margin opportunities, such as its recently announced $25 million aseptic facility expansion in Allentown, PA, and also for general corporate purposes.

“I want to thank all of our employees who are transitioning to JRS for their hard work and dedication,” Bromley said. “Each employee has contributed to our goal of bringing well-being to life in their own way and has had a meaningful impact on SunOpta’s growth.”

Completion of the sale is subject to certain conditions and pre-closing matters and is expected to close in the next 30 days.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company's core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the proposed use of the proceeds and anticipated benefits from the sale of our fiber business, as well as the expected closing date of the transaction. Terms and phrases such as ““will”, “continue”, “expected” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including that there is no material change in our plans for the expansion of our Allentown, PA facility or our core integrated product portfolio and the estimated time required to complete certain pre-closing matters and to satisfy all other conditions of closing. The Company makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including delays or inability of the parties to complete the pre-closing matters and to satisfy the conditions of closing, including obtaining all required third party consents and approvals, delays or other issues in transitioning employees to JRS, changes to JRS’ business plans and the possibility that JRS will not have sufficient funds to satisfy the purchase price as well as other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

Investor Relations
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext.103
Susan.wiekenkamp@sunopta.com

Public Relations
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com